Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Strive, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	15.00% Series A Perpetual SATS Preferred Stock, $0.001 par value per share	(1)	457(r)	7,000,000	$90.00	$630,000,000.00	0.0000870	$54,810.00

Total Offering Amounts:							$630,000,000.00		54,810.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$54,810.00

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Offering Note(s)

(1)	The registration fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rules 456(b) and 457(r) under the Securities Act, Strive, Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-290252), filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2025.

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering of the Company's 15.00% Series A Perpetual SATS Preferred Stock, $0.001 par alue per share. The maximum aggregate offering price of that offering is $630,000,000.